HYNES & HOWES INSURANCE COUNSELORS, INC.
                            Comparative Balance Sheet
                           September 30, 1996 and 1995


                                                            September 30,
        Liabilities & Stockholders' Equity              1996            1995
Current Liabilities:
   Buyers Escrow                                 $    13,896     $    47,513
   Loans Payable                                      27,000             -0-

      Total Current Liabilities                  $    40,896     $    47,513

Long Term Liabilities:
   Mortgage Payable  (Note 7)                    $   991,555     $ 1,034,062

      Total Long Term Liabilities                $   991,555     $ 1,034,062

      Total Liabilities                          $ 1,032,451     $ 1,081,575


Stockholders' Equity:
   Capital Stock, no par value, 100,000,000
      Shares Authorized, 11,260,675 shares
      Issued (Note 9)                            $ 3,780,765     $ 3,780,765
   Paid in Capital (Note 10)                             100             100
   Retained Earnings (Deficit)                    (3,082,995)     (3,098,392)
   Treasury Stock, at Cost                           (33,252)        (33,252)

      Total Stockholders' Equity                 $   664,618     $   649,221

      Total Liabilities and Stockholders' Equity $ 1,697,069     $ 1,730,796









Notes to Financial Statements are an integral part of these statements.